NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Marcel Martin
Chief Financial Officer and Vice President of Finance
Haynes International, Inc.
765-456-6129

HAYNES INTERNATIONAL, INC. REPORTS RECORD SECOND-QUARTER FISCAL 2007 FINANCIAL RESULTS

•	Net revenues of $137.3 million for the second quarter of fiscal 2007, an increase of $26.4 million over the second quarter of fiscal 2006.
•
Net income of $17.4 million, or $1.63 per diluted share, for the second quarter of fiscal 2007, compared to net income of $10.0 million, or $0.97 per diluted share, for the second quarter of fiscal 2006.

•	Net revenues of $257.8 million for the six months ended March 31, 2007, an increase of $52.4 million over the same period of fiscal 2006.
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Net income of $30.6 million, or $2.91 per diluted share, for the six months ended March 31, 2007, compared to net income of $13.3 million, or $1.30 per diluted share, for the same period of fiscal 2006.

•	Backlog increased by $30.2 million, or 14.6%, for the three months ended March 31, 2007, to finish at $237.6 million from $207.4 million at December 31, 2006.
•	Company received net proceeds of $78.9 million for equity offering completed in second quarter of fiscal 2007.

KOKOMO, IN, May 7, 2007 - Haynes International, Inc. (Nasdaq GM: HAYN) today reported net revenues of $137.3 million and net income of $17.4 million, or $1.63 per diluted share, for the three months ended March 31, 2007 and net revenues of $257.8 million and net income of $30.6 million, or $2.91 per diluted share, for the six months ended March 31, 2007.

“We are very pleased with the operating results from the second quarter and first six months of fiscal 2007. Overall volume increased and demand was strong in all of our end-markets. While higher raw material costs continue to be a challenge, we were able to benefit from reductions in our manufacturing costs, due to increased capacity utilization and performance improvements,” said Francis Petro, Haynes President and Chief Executive Officer.

Commenting on the outlook for fiscal 2007 and forward, Mr. Petro said, “We expect the demand for high performance alloy products to be positively driven by the continuation of favorable trends in the aerospace markets, chemical processing construction and maintenance business and the energy construction business. In addition to the favorable demand outlook, we anticipate that our capital upgrade program will both serve to increase our production capacity to satisfy expected market growth, as well as reduce the manufacturing costs associated with these products. Also, we believe these capital upgrades will reduce the likelihood of unplanned equipment outages.”

Quarterly Results
Net revenues increased by $26.4 million, or 23.7%, to $137.3 million in the second quarter of fiscal 2007 from $111.0 million in the same period of fiscal 2006. Volume for all products increased by 2.2% to 5.7 million pounds in the second quarter of fiscal 2007 from 5.6 million pounds in the same period of fiscal 2006. Volume of high-performance alloys increased by 8.7% to 5.2 million pounds in the second quarter of fiscal 2007 from 4.8 million pounds in the same period of fiscal 2006. Volume of stainless steel wire decreased by 35.2% to 0.5 million pounds in the second quarter of fiscal 2007 from 0.8 million pounds in the same period of fiscal 2006 as a result of the Company’s strategy to reduce production of stainless steel wire and increase production of high-performance alloy wire due to the higher average selling price available on high-performance alloy wire. The average selling price per pound for all products increased by 21.1% to $23.99 per pound in the second quarter of fiscal 2007 from $19.80 per pound in the same period of fiscal 2006, due primarily to improved market demand and passing through higher raw material prices.

Cost of sales as a percentage of net revenues decreased to 70.6% in the second quarter of fiscal 2007 from 74.2% in the same period of fiscal 2006. The decrease in the percentage of cost of sales can be attributed to a combination of the following factors: (i) improved product pricing combined with an overall improvement in volume, which resulted in the increased absorption of fixed manufacturing costs, (ii) reductions in manufacturing cost resulting from the capital improvements program, and (iii) decreases in energy costs (primarily natural gas). These positive factors were partially offset by higher raw material costs. Higher raw material costs result from a significant increase in the cost of nickel, which makes up approximately 51% of the Company’s raw material costs. The average price for a cash buyer of nickel as reported by the London Metals Exchange for the 30 days ending March 31, 2007 was $21.01 compared to $6.76 for the 30 days ending March 31, 2006.

Selling, general and administrative expenses decreased to $8.9 million (or 6.5% as a percentage of net revenues) in the second quarter of fiscal 2007 from $9.4 million (or 8.5% as a percentage of net revenues) for the same period of fiscal 2006, primarily due to a reduction in the allowance for doubtful accounts of $0.6 million to reflect the favorable write-off history.

Research and technical expense increased slightly to $0.8 million in the second quarter of fiscal 2007 from $0.7 million for the same period of fiscal 2006. Research and technical expense as a percentage of net revenues remained flat at 0.6%.

Operating income in the second quarter of fiscal 2007 was $30.7 million compared to $18.5 million in the same period of fiscal 2006.

Interest expense decreased to $1.3 million in the second quarter of fiscal 2007 from $2.2 million for the same period of fiscal 2006. Although the average interest rate was higher in the second quarter of fiscal 2007 as compared to the same period in fiscal 2006, the higher interest rate was offset by a lower average balance outstanding.

Income tax expense increased to $12.0 million in the second quarter of fiscal 2007 from $6.4 million in the same period of fiscal 2006. The effective tax rate for the second quarter of fiscal 2007 was 40.8% compared to 39.0% in the same period of fiscal 2006. The increase in effective tax rate is primarily attributable to more taxable income in the U.S. at a higher tax rate as compared to foreign taxable income at a lower tax rate.

Net income increased by $7.4 million to $17.4 million in the second quarter of fiscal 2007 from $9.96 million in the same period of fiscal 2006.

Results for six months ended March 31, 2007
Net revenues increased by $52.4 million, or 25.5%, to $257.8 million in the first six months of fiscal 2007 from $205.4 million in the same period of fiscal 2006. Volume for all products increased by 4.8% to 11.2 million pounds in the first six months of fiscal 2007 from 10.7 million pounds in the same period of fiscal 2006. Volume of high-performance alloys increased by 11.2% to 10.0 million pounds in the first six months of fiscal 2007 from 9.0 million pounds in the same period of fiscal 2006. Volume of stainless steel wire decreased by 28.5% to 1.2 million pounds in the first six months of fiscal 2007 from 1.7 million pounds in the same period of fiscal 2006 as a result of the Company’s strategy to reduce production of stainless steel wire and increase production of high-performance alloy wire due to the higher average selling price available on high-performance alloy wire. The average selling price per pound for all products increased by 19.7% to $23.06 per pound in the first six months of fiscal 2007 from $19.26 per pound in the same period of fiscal 2006, due primarily to improved market demand and passing through higher raw material prices.

Cost of sales as a percentage of net revenues decreased to 71.3% in the first six months of fiscal 2007 from 77.6% in the same period of fiscal 2006. The decrease in the percentage of cost of sales can be attributed to the same factors addressed above in the discussion of results for the quarter.

Selling, general and administrative expenses decreased to $18.3 million (or 7.1% as a percentage of net revenues) in the first six months of fiscal 2007 from $18.8 million (or 9.2% as a percentage of net revenues) for the same period of fiscal 2006, primarily due to a reduction in the allowance for doubtful accounts of $0.5 million to reflect the favorable write-off history.

Research and technical expense increased to $1.5 million in the first six months of fiscal 2007 from $1.3 million the same period of fiscal 2006.

Operating income in the first six months of fiscal 2007 was $54.2 million compared to $25.8 million in the same period of fiscal 2006.

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Interest expense decreased to $3.1 million in the first six months of fiscal 2007 from $4.0 million for the same period of fiscal 2006. As with the quarter, higher interest was offset by a lower average balance outstanding in the six months.

Income tax expense increased to $20.5 million in the first six months of fiscal 2007 from $8.5 million in the same period of fiscal 2006. The effective tax rate for the first six months of fiscal 2007 was 40.2% compared to 39.0% in the same period of fiscal 2006. The increase in effective tax rate is primarily attributable to more taxable income in the U.S. at a higher tax rate as compared to foreign taxable income at a lower tax rate.

Net income increased by $17.3 million, or 130.1% to $30.6 million in the first six months of fiscal 2007 from $13.3 million in the same period of fiscal 2006.

Comparative Cash Flow Analysis
During the first six months of fiscal 2007, the Company’s primary sources of cash were (i) the proceeds from its sale of 1.2 million shares of common stock and the exercise of 450,000 stock options in an underwritten public offering, (ii) cash from operations which included the proceeds, net of expenses, of the $50.0 million up-front payment received from TIMET, and (iii) borrowings under its U.S. revolving credit facility with a group of lenders led by Wachovia Capital Finance Corporation (Central) (described below). At March 31, 2007, the Company had cash and cash equivalents of approximately $7.5 million compared to cash and cash equivalents of approximately $6.2 million at September 30, 2006.

Net cash provided from operating activities was $37.5 million (which includes the proceeds, net of expenses, of the $50.0 million upfront payment received from TIMET) in the first six months of fiscal 2007, as compared to cash used of $14.6 million in the same period of fiscal 2006. At March 31, 2007, inventory balances (net of foreign currency adjustments) were approximately $53.2 million higher than at September 30, 2006, as a result of the continued increase in the costs of raw materials (nickel, molybdenum and cobalt), and a higher level of inventory required to be maintained to support the increased level of sales. Net cash used in investing activities was $6.1 million in the first six months of fiscal 2007, primarily as a result of the continuing capital expenditure program. Borrowings on the revolving credit facility decreased by $116.8 million to a zero balance as a result of the proceeds from the Company’s sale of common stock and cash generated from operations, which included the proceeds, net of expenses, of the $50.0 million up-front payment received from TIMET. Taxes will be paid related to the TIMET transaction primarily in fiscal year 2008. Also included in cash from financing activities is $7.9 million for the excess tax benefit from the exercise of 450,000 stock options in the underwritten public offering.

Backlog
The Company’s consolidated backlog increased by $30.2 million, or 14.6%, to $237.6 million at March 31, 2007 from $207.4 million at September 30, 2006. Order entry increased by $61.6 million, or 28.7%, for the first six months of fiscal 2007 compared to the same period of fiscal 2006.

Equity Offering
On March 23, 2007, the Company completed an equity offering, which resulted in the issuance of 1,200,000 shares of its common stock at a price of $65.00 per share. The net proceeds to the Company after underwriting discounts, commissions and offering expenses were $72.8 million. As a part of the offering, certain employees and directors exercised 450,000 stock options, and the payment of the exercise price for those stock options resulted in an additional $6.1 million in proceeds to the Company.

Completion of Key Capital Projects
As has been previously disclosed, the Company plans to grow total production capacity from 18.5 million pounds of high-performance alloy in fiscal 2006 to 23.5 million pounds of high-performance alloy over a three to five year period, with growth coming mostly in the form of sheet product. As part of this plan, starting in the third quarter of fiscal 2007 and continuing for approximately the next twelve months, the Company will complete certain key capital projects which were started over the past year. With completion of these projects the Company will increase its capacity of sheet finishing operations by an estimated 50%, resulting in an increase from the historical average of 9.0 million pounds of sheet production capacity per year to approximately 14.0 million pounds of sheet production capacity per year.

Significant effort and planning has gone into achieving these upgrades with the least possible machine down time and management anticipates that year-to-year volume growth will continue. The rate of growth in volume over the next twelve to fourteen months could be impacted by any number of factors, including but not limited to the duration of the planned outages or by an unanticipated start-up problem.

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Earnings Conference Call
The Company will host a conference call on Tuesday, May 8, 2007 to discuss its second quarter financial results for the period ended March 31, 2007. The Company’s Second Quarter 10-Q will be filed on Monday, May 7, 2007. Francis Petro, President and Chief Executive Officer, and Marcel Martin, Chief Financial Officer and Vice President of Finance, will host the call and be available to answer questions. To participate, please dial the teleconferencing number shown below five minutes prior to the scheduled conference time.

To participate, please dial the teleconferencing number shown below five minutes prior to the scheduled conference time.

Date:      Tuesday, May 8, 2006
Time:     9:00 a.m. Eastern Time
8:00 a.m. Central Time
7:00 a.m. Mountain Time
6:00 a.m. Pacific Time

Dial-In Numbers:	877-407-8033 (Domestic)
201-689-8033 (International)

A live Webcast of the conference call will be available at www.haynesintl.com.

For those unable to participate a replay will be available from Tuesday, May 8th at 11:00 a.m. Eastern Time, through 11:59 p.m. Eastern Time on Tuesday, May 15, 2006. To listen to the replay, please dial:

Domestic:	877-660-6853
International:	201-612-7415
Replay Access:	Account: 286 Conference: 240946

A replay of the Webcast will also be available at www.haynesintl.com.

About Haynes International
Haynes International, Inc. is a leading developer, manufacturer and marketer of technologically advanced, high performance alloys, primarily for use in the aerospace and chemical processing industries.

Cautionary Note Regarding Forward-Looking Statements
This news release may contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words “believes”, “anticipates”, “expects”, “plans” and similar expressions are intended to identify forward-looking statements. Although the Company believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, such forward-looking statements are subject to a number of risks and uncertainties, and the Company can provide no assurances that such plans, intentions or expectations will be achieved. Many of these risks are discussed in detail in the Company’s filings with the Securities and Exchange Commission, in particular in its Form 10-K for the fiscal year ended September 30, 2006, which is available on the website of the Securities and Exchange Commission, www.sec.gov. You should carefully read these risk factors.

All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made and the Company does not undertake and specifically declines any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

It is not possible to anticipate and list all risks and uncertainties that may affect the future operations or financial performance of the Company however; they include, but are not limited to, the following:

•	Any significant decrease in customer demand for our products or in demand for our customers’ products;
•	Our dependence on production levels at our Kokomo facility and our ability to make capital improvements at that facility;
•	Rapid increases in the cost of nickel, energy and other raw materials;
•	Our ability to continue to develop new commercially viable applications and products;

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•	Our ability to recruit and retain key employees;
•	Our ability to comply, and the costs of compliance, with applicable environmental laws and regulations; and
•	Economic and market risks associated with foreign operations and U.S. and world economic and political conditions.

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Schedule I
HAYNES INTERNATIONAL, INC. and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2006	2007	2006	2007

Net revenues	$110,981	$137,336	$205,388	$257,799
Cost of sales	82,388	97,003	159,483	183,845
Selling, general and administrative expense	9,421	8,861	18,812	18,281
Research and technical expense	667	781	1,335	1,478
Operating income	18,505	30,691	25,758	54,195
Interest expense	2,193	1,297	3,982	3,216
Interest income	(16)	(31)	(17)	(141)
Income before income taxes	16,328	29,425	21,793	51,120
Provision for income taxes	6,369	12,021	8,501	20,532
Net income	$9,959	$17,404	$13,292	$30,588
Net income per share:
Basic	$1.00	$1.70	$1.33	$3.03
Diluted	$0.97	$1.63	$1.30	$2.91
Weighted average shares outstanding:
Basic	10,000,000	10,220,000	10,000,000	10,110,000
Diluted	10,245,212	10,652,773	10,204,602	10,525,883

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Schedule II
HAYNES INTERNATIONAL, INC. and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except share data)

ASSETS	September 30, 2006	March 31, 2007
Current assets:
Cash and cash equivalents	$6,182	$7,451
Restricted cash - current portion	110	110
Accounts receivable, less allowance for doubtful accounts of $1,751 and $1,233, respectively	77,962	83,300
Inventories, net	179,712	234,296
Income tax benefit	-	6,723
Deferred income taxes - current portion	10,759	10,361
Total current assets	274,725	342,241

Property, plant and equipment (at cost)	100,373	106,892
Accumulated depreciation	(11,452)	(15,189)
Net property, plant and equipment	88,921	91,703

Deferred income taxes - long term portion	27,368	26,194
Prepayments and deferred charges, net	2,719	5,624
Restricted cash - long term portion	440	330
Goodwill	42,265	42,265
Other intangible assets	9,422	8,860
Total assets	$445,860	$517,217
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$45,487	$66,783
Income taxes payable	2,294	-
Accrued pension and postretirement benefits	8,134	9,926
Revolving credit facilities	116,836	-
Deferred revenue - current portion	-	2,500
Current maturities of long-term obligations	110	110
Total current liabilities	172,861	79,319

Long-term obligations (less current portion)	3,097	3,000
Deferred revenue (less current portion)	-	46,579
Accrued pension and postretirement benefits	118,354	116,012
Total liabilities	294,312	244,910

Stockholders’ equity:
Common stock, $0.001 par value (20,000,000 and 40,000,000 shares authorized, 10,000,000 and 11,650,000 issued and outstanding at September 30, 2006 and March 31, 2007, respectively)	10	12
Preferred stock, $0.001 par value (20,000,000 shares authorized, 0 shares issued and outstanding)	-	-
Additional paid-in capital	122,937	211,418
Accumulated earnings	27,760	58,349
Accumulated other comprehensive income	841	2,528
Total stockholders’ equity	151,548	272,307
Total liabilities and stockholders’ equity	$445,860	$517,217

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Schedule III

HAYNES INTERNATIONAL, INC. and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)
	Six Months Ended March 31,
Cash flows from operating activities:	2006	2007
Net income	$13,292	$30,588
Depreciation	3,214	3,582
Amortization	982	562
Stock compensation expense	1,324	1,426
Excess tax benefit from option exercises	--	(7,888)
Deferred revenue	--	49,079
Deferred income taxes	753	335
Loss on disposal of property	33	42
Change in assets and liabilities:
Accounts receivable	(10,852)	(4,391)
Inventories	(20,512)	(53,180)
Other assets	(980)	(2,842)
Accounts payable and accrued expenses	(5,354)	20,466
Income taxes payable	(449)	312
Accrued pension and postretirement benefits	3,919	(635)
Net cash provided by (used in) operating activities	(14,630)	37,456

Cash flows from investing activities:
Additions to property, plant and equipment	(4,754)	(6,240)
Change in restricted cash	110	110
Net cash used in investing activities	(4,644)	(6,130)

Cash flows from financing activities:
Net increase (decrease) in revolving credit	19,106	(116,836)
Proceeds from equity offering, net	--	72,753
Proceeds from exercise of stock options	--	6,083
Excess tax benefit from option exercises	--	7,888
Changes in long-term obligations	(172)	(135)
Net cash provided by (used in) financing activities	18,934	(30,247)

Effect of exchange rates on cash	(56)	190
Increase (decrease) in cash and cash equivalents	(396)	1,269

Cash and cash equivalents, beginning of period	2,886	6,182
Cash and cash equivalents, end of period	$2,490	$7,451

Supplemental disclosures of cash flow information:
Cash paid during period for: Interest (net of capitalized interest)	$3,916	$2,322
Income taxes	$8,279	$19,878

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